EXHIBIT 99.2

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                                BB&T CORPORATION
                   (FORMERLY, SOUTHERN NATIONAL CORPORATION)
                             NON-EMPLOYEE DIRECTORS'
                   DEFERRED COMPENSATION AND STOCK OPTION PLAN























                              AMENDED AND RESTATED
                            EFFECTIVE JANUARY 1, 1997


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                          SOUTHERN NATIONAL CORPORATION
                             NON-EMPLOYEE DIRECTORS'
                   DEFERRED COMPENSATION AND STOCK OPTION PLAN

                                TABLE OF CONTENTS
                                                                    Page No.

Section 1.        Establishment and Purpose........................... 1
         1.1      Establishment of Plan............................... 1
         1.2      Purpose of Plan..................................... 1
         1.3      Federal Income Tax Considerations................... 2

Section 2.        Definitions and Construction........................ 2
         2.1      Accrued Benefit..................................... 3
         2.2      Adjustment Date..................................... 3
         2.3      Affiliate........................................... 3
         2.4      Average Market Value................................ 3
         2.5      Beneficiary......................................... 3
         2.6      Board............................................... 3
         2.7      Code................................................ 3
         2.8      Committee........................................... 4
         2.9      Company............................................. 4
         2.10     Crediting Rate...................................... 4
         2.11     Deferral Election Form.............................  4
         2.12     Deferred Compensation Account....................... 4
         2.13     Deferred Compensation Credits....................... 4
         2.14     Deferred Compensation Plan.......................... 4
         2.15     Effective Date...................................... 5
         2.16     Entry Date.......................................... 5
         2.17     Index Fund.......................................... 5
         2.18     Index Fund Credit................................... 5
         2.19     Meeting Fees........................................ 5
         2.20     Non-Employee Director............................... 5
         2.21     Non-Employee SNC Director........................... 5
         2.22     Option.............................................. 6
         2.23     Option Participant.................................. 6
         2.24     Option Price........................................ 6
         2.25     Participant......................................... 6
         2.26     Plan................................................ 6
         2.27     Retainer Fee........................................ 7
         2.28     Service............................................. 7
         2.29     SNC................................................. 7
         2.30     SNC Common Stock.....................................7
         2.31     Stock Option Plan................................... 7
         2.32     Stock Option Subplan................................ 7




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Section 3.        Deferred Compensation.............................  7
         3.1      Election to Participate...........................  7
         3.2      Vesting...........................................  8
         3.3      Payment of Deferred Compensation..................  8
         3.4      Unforeseeable Emergency Payments.................. 10
         3.5      Deemed Investment in Index Fund................... 11
         3.6      Adjustment of Fixed Rate Account.................. 12
         3.7      Adjustment of Index Fund Account.................  13
         3.8      Rules............................................. 13
         3.9      Special Effective Date...........................  13

Section 4.        Stock Options....................................  14
         4.1      Eligibility....................................... 14
         4.2      Shares Subject to the Stock Option Subplan........ 14
         4.3      Option Agreements................................. 15
         4.4      Terms of the Options.............................. 15
         4.5      Option Exercise Price and Term:................... 17
         4.6      Exercise of Options............................... 17
         4.7      Transferability of Options........................ 18
         4.8      Capital Adjustments Effecting Stock............... 18
         4.9      Effective Date, Term, and Approval................ 19

Section 5.        Administration by Committee....................... 19
         5.1      Membership of Committee..........................  19
         5.2      Committee Officers; Subcommittee.................. 19
         5.3      Committee Meetings................................ 20
         5.4      Transaction of Business........................... 20
         5.5      Committee Records................................. 20
         5.6      Establishment of Rules...........................  20
         5.7      Conflicts of Interest............................. 21
         5.8      Correction of Errors.............................  21
         5.9      Authority to Interpret Plan....................... 21
         5.10     Third Party Advisors.............................. 22
         5.11     Compensation of Members..........................  22
         5.12     Committee Expenses...............................  22
         5.13     Indemnification of Committee.....................  22

Section 6.        Funding........................................... 23

Section 7.        Allocation of Responsibilities.................... 23
         7.1      Board............................................. 23
         7.2      Committee......................................... 24
         7.3      Plan Administrator................................ 24

Section 8.        Benefits Not Assignable; Facility of Payments..... 24
         8.1      Benefits Not Assignable........................... 24
         8.2      Payments to Minors and Others..................... 25
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Section 9.        Beneficiary....................................... 25

Section 10.       Amendment and Termination of Plan................. 26

Section 11.       Communication to Participants..................... 27

Section 12.       Claims Procedure.................................. 27
         12.1     Filing of a Claim for Benefits.................... 27
         12.2     Notification to Claimant of Decision.............. 27
         12.3     Procedure for Review.............................. 28
         12.4     Decision on Review................................ 28
         12.5     Action by Authorized Representative of Claimant... 29

Section 13.       Parties to the Plan............................... 29
         13.1     Single Plan....................................... 29
         13.2     Service; Allocation of Costs...................... 29
         13.3     Committee......................................... 29
         13.4     Authority to Amend and Terminate.................. 29

Section 14.       Miscellaneous Provisions.......................... 30
         14.1     Notices........................................... 30
         14.2     Lost Distributees................................. 30
         14.3     Reliance on Data.................................. 30
         14.4     Receipt and Release for Payments.................. 30
         14.5     Headings.......................................... 31
         14.6     Construction...................................... 31
         14.7     Nonliability of Company........................... 31
         14.8     Severability...................................... 31
         14.9     Merger and Consolidation.......................... 31
         14.10    Withholding Taxes................................. 32


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                          SOUTHERN NATIONAL CORPORATION
                             NON-EMPLOYEE DIRECTORS'
                   DEFERRED COMPENSATION AND STOCK OPTION PLAN


                  SECTION 1.        ESTABLISHMENT AND PURPOSE:

                  1.1 ESTABLISHMENT OF PLAN: Effective as of December 19, 1991, Southern National Corporation ("SNC") established a stock option plan (the "Stock Option Plan") for the benefit of certain non-employee directors of SNC and its Affiliates. The Stock Option Plan was entitled the Southern National Corporation Non-Employee Directors' Stock Option Plan. The Stock Option Plan was amended and restated effective as of October 22, 1996. Effective as of April 25, 1995, SNC established a deferred compensation plan (the "Deferred Compensation Plan") for the benefit of certain non-employee directors of SNC and its Affiliates. The Deferred Compensation Plan was entitled the Southern National Corporation Directors' Deferred Compensation Plan. SNC deems it advisable to combine the provisions of the Stock Option Plan and the Deferred Compensation Plan into a single plan document. The Stock Option Plan and the Deferred Compensation Plan are hereby amended and restated, effective as of January 1, 1997, and shall be known as the SOUTHERN NATIONAL CORPORATION NON-EMPLOYEE DIRECTORS' DEFERRED COMPENSATION AND STOCK OPTION PLAN (the "Plan"). All benefits from this Plan shall be payable solely from the general assets of SNC and participating Affiliates.

                  1.2 PURPOSE OF PLAN: The purpose of the Plan is to promote the interests of SNC and its Affiliates by affording an incentive to Non-Employee Directors to remain in Service with SNC and its Affiliates and to use their best efforts on behalf of SNC and its Affiliates. The Plan accomplishes this purpose by providing Non-Employee Directors the opportunity to defer receipt of all or any part of their Board compensation received as a Non-Employee Director to a future date pursuant to Section 3 of the Plan. In addition, the Plan provides Non-Employee SNC Directors the opportunity to acquire or increase their proprietary interest in SNC through the granting of Options

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to purchase SNC Common Stock pursuant to the Stock Option Subplan. Such Options are not intended to qualify as incentive stock options within the meaning of
Section 422 of the Code.


                  1.3 FEDERAL INCOME TAX CONSIDERATIONS: Consistent with the purpose of the Plan as recited herein, there are certain federal income tax considerations that will result by the election to defer compensation or to receive Options under the Plan in lieu of Board compensation otherwise receivable by Participants.

                  1.2.1 Election to receive deferred compensation: Under current Treasury Regulations, the election by a Participant to defer cash compensation under the Plan will not result in the receipt of taxable income by such Participant or the allowance of a deduction by SNC for federal income tax purposes. A Participant who defers compensation under the Plan will realize ordinary income, however, at the time such compensation is actually received by such Participant. To the extent that any Participant realizes such ordinary income, SNC will be entitled to a corresponding deduction for federal income tax purposes.

                  1.2.2 Election to receive Options: Under current Treasury Regulations, neither the election to receive Options in lieu of cash compensation nor the actual grant of Options will result in the receipt of taxable income by an Option Participant or the allowance of a deduction by SNC for federal income tax purposes. However, Option Participants who receive Options in lieu of cash compensation will realize ordinary income at the time of exercise of any Option in an amount measured by the excess of the market value of the shares subject to the Options on the date of exercise over the Option Price. To the extent that any Option Participant realizes such ordinary income, SNC will be entitled to a corresponding deduction for federal income tax purposes.

                  SECTION 2.        DEFINITIONS AND CONSTRUCTION:
                  Wherever appropriate, words used in the Plan in the singular may include the plural, or the plural may be read as the singular. References to one gender shall include the other. Whenever used in this Plan, including
Section 1 and this Section 2, the following capitalized terms shall have the meaning set forth below (unless otherwise indicated by the context).

                  2.1 "ACCRUED BENEFIT" means with respect to each Participant the balance credited to his Deferred Compensation Account as of the applicable Adjustment Date following adjustment thereof as provided in Sections 3.6 and 3.7.

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                  2.2 "ADJUSTMENT DATE" means each day securities are traded on the New York Stock Exchange, except regularly scheduled holidays of Branch Banking and Trust Company ("BB&T"), a North Carolina corporation with its principal office at Winston-Salem, North Carolina. The 15th day of each calendar month is sometimes referred to herein as a "Monthly Adjustment Date;" provided, however, that if the 15th day of a calendar month falls on a weekend or a regularly scheduled holiday of BB&T, the Monthly Adjustment Date for such calendar month shall be the first Adjustment Date that immediately precedes the 15th day of the calendar month.

                  2.3 "AFFILIATE" means any corporation which, with SNC, is a member of a controlled group of employers as defined in Section 414(b) of the Code.
                  2.4 "AVERAGE MARKET VALUE" means the average of the closing prices of SNC Common Stock as reported by the New York Stock Exchange for the period of 30 consecutive full trading days of SNC Common Stock prior to the actual date of grant.

                  2.5 "BENEFICIARY" means the person, persons or entity designated or determined pursuant to the provisions of Section 9 of the Plan (i) to receive the balance of a Participant's Deferred Compensation Account, if any, after his death, and (ii) to succeed to an Option Participant's right to exercise any Option, if any, by reason of such Option Participant's death.

                  2.6 "BOARD" means the Board of Directors of SNC. For purposes of Section 2.19, Board shall also include the Board of Directors of each participating Affiliate.

                  2.7 "CODE" means the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.

                  2.8 "COMMITTEE" means the Administrative Committee provided for in Section 5.

                  2.9 "COMPANY" means SNC and participating Affiliates. See
Section 13 for special provisions concerning participating Affiliates.


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                  2.10 "CREDITING RATE" means the rate in effect as of the
first day of each Plan Year and utilized throughout the entire Plan Year in crediting interest to the balance in the Fixed Rate Accounts of each Participant. The Crediting Rate shall be determined in the manner described in Exhibit A attached hereto, as the same may be amended from time to time by the Committee. Prior to the beginning of each Plan Year, the Committee shall notify the Participants in writing of the Crediting Rate for such Plan Year.

                  2.11 "DEFERRAL ELECTION FORM" means the election form executed by the Participant pursuant to the provisions of Sections 3.1 or 4.4.

                  2.12 "DEFERRED COMPENSATION ACCOUNT" means the separate bookkeeping account to be kept for each Participant to which Deferred Compensation Credits shall be credited. Separate sub-accounts shall be established and maintained with respect to the separate bookkeeping account known as the "Fixed Rate Account" and the "Index Fund Account." The Fixed Rate Account and the Index Fund Account shall be adjusted in the manner provided in Sections 3.6 and 3.7.

                  2.13 "DEFERRED COMPENSATION CREDITS" means the amounts credited to the Participant's Deferred Compensation Account by the Committee pursuant to the provisions of Section 3.6.

                  2.14 "DEFERRED COMPENSATION PLAN" means the Southern National Corporation Directors' Deferred Compensation Plan as in effect prior to January 1, 1997.

                  2.15 "EFFECTIVE DATE" means January 1, 1997, except as otherwise provided in Sections 3.9, 4.2.2, 4.6 and 4.7.

                  2.16 "ENTRY DATE" means the Effective Date and thereafter January 1 of each Plan Year.


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                  2.17 "INDEX FUND" means the mutual fund described in Exhibit
B attached hereto, as the same may be amended from time to time by the Committee. Prior to the beginning of each Plan Year, the Committee shall notify the Participants in writing of the Index Fund for such Plan Year.

                  2.18 "INDEX FUND CREDIT" means a bookkeeping unit used for the purpose of crediting deemed shares of the Index Fund to the Index Fund Account of each Participant. Each Index Fund Credit shall be equal to one share of the Index Fund. The value of each Index Fund Credit shall be equivalent to the net value of a share of the Index Fund as of the applicable Adjustment Date.

                  2.19 "MEETING FEES" means the sum of all Board and any Board committee meeting fees received by a Non-Employee Director as compensation for services as a Non-Employee Director.

                  2.20 "NON-EMPLOYEE DIRECTOR" means (i) any Non-Employee SNC Director, or (ii) any active member of the Board of Directors of an Affiliate of SNC who is not an employee of SNC or any of its Affiliates thereof.

                  2.21 "NON-EMPLOYEE SNC DIRECTOR" means (i) any active member of the Board of SNC who is not an employee of SNC or any of its Affiliates thereof, or (ii) any active member of the Board of Directors of a bank subsidiary of SNC who was serving as an active member of the Board of Directors of BB&T Financial Corporation or SNC on February 28, 1995 and who is not an employee of SNC or any of its Affiliates thereof.

                  2.22 "OPTION" means an Option Participant's right to purchase one or more shares of SNC Common Stock, as granted and determined in accordance with the provisions of Section 4.

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                  2.23 "OPTION PARTICIPANT" means any Participant who is
eligible to receive Options in accordance with the Stock Option Subplan. The Option Participants are designated on Exhibit C attached hereto, as the same may be amended from time to time by the Committee.

                  2.24 "OPTION PRICE" means the amount to be paid by an Option Participant for the purchase of shares of SNC Common Stock pursuant to the exercise of an Option, as determined pursuant to Section 4.5.

                  2.25 "PARTICIPANT" means with respect to any Plan Year a Non-Employee Director who has entered the Plan and any former Non-Employee Director who has a vested Accrued Benefit under the Plan. A Non-Employee Director or former Non-Employee Director on the Effective Date who was a participant in the Deferred Compensation Plan or the Stock Option Plan immediately preceding the Effective Date, or who was eligible to enter the Deferred Compensation Plan or the Stock Option Plan as a Participant on the Effective Date, shall be a Participant in this Plan on the Effective Date. A Non-Employee Director who has not otherwise entered the Plan shall enter the Plan and become a Participant as of the Entry Date determined by the Committee. A Participant shall cease to be a Participant as of the date he ceases to be a Non-Employee Director. The Participants in the Plan are designated on Exhibit D attached hereto, as the same may be amended from time to time by the Committee.

                  2.26 "PLAN" means the unfunded, non-qualified deferred compensation and stock option plan as herein set out or as duly amended.

                  2.27 "RETAINER FEE" means the annual retainer received by a Non-Employee Director as compensation for services as a Non-Employee Director.

                  2.28 "SERVICE" means service to the Company as a Non-Employee Director.

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                  2.29 "SNC" means Southern National Corporation, a North
Carolina corporation with its principal office in Winston-Salem, North Carolina, or any successor thereto by merger, consolidation or otherwise.

                  2.30 "SNC COMMON STOCK" means SNC's $5 par value common stock.

                  2.31 "STOCK OPTION PLAN" means the Southern National Corporation Non-Employee Directors' Stock Option Plan as in effect prior to January 1, 1997.

                  2.32 "STOCK OPTION SUBPLAN" means the portion of the Plan providing for the grant and exercise of Options.

                  SECTION 3.        DEFERRED COMPENSATION:

                  3.1      ELECTION TO PARTICIPATE:

                  3.1.1 Deferred Compensation Election: A Participant may elect, by executing a Deferral Election Form, to defer receipt of an amount equal to 0%, 50% or 100% of the Retainer Fee and 0%, 50% or 100% of the Meeting Fees otherwise payable to him during a Plan Year. An amount equal to the amount deferred shall be credited by the Committee as a Deferred Compensation Credit to the Deferred Compensation Account of the Participant.

                  3.1.2 Time for Crediting Deferred Compensation Credits: The amount of Deferred Compensation Credits to be credited to the Deferred Compensation Account of the Participant shall be credited by the Committee to the Participant's Deferred Compensation Account as of the date on which the applicable Retainer Fee or Meeting Fee would have otherwise been paid to the Participant.

                  3.1.3 Administrative Rules Governing Deferred Compensation
         Credits: An election by a Participant to defer his Retainer Fee or Meeting Fees pursuant to Section 3.1.1 shall be made by executing and delivering to the Committee a Deferral Election Form at a time determined by the Committee and shall be irrevocable when made. In establishing the time of election, the Committee shall select a date that will not result in the constructive receipt of income to the Participant.

                  3.2 VESTING: The interest of a Participant in his Deferred Compensation Account shall be fully vested (i.e., nonforfeitable) at all times.


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                  3.3      PAYMENT OF DEFERRED COMPENSATION:

                  3.3.1 Distribution: Except as otherwise provided in Section 3.4, the vested Accrued Benefit of a Participant shall be distributed to or with respect to a Participant only upon termination of the Participant's Service with the Company (including all Affiliates thereof). Payment of benefits on account of a non-death termination of Service shall be made in accordance with Section 3.3.2. Payment of benefits on account of the death of the Participant shall be made in accordance with Section 3.3.3.

                  3.3.2    Payment of Benefits for Reasons Other Than Death:

                  (a) Form of Distribution: The vested Accrued Benefit of a Participant who has terminated Service for any reason other than death shall be paid to the Participant or applied for his benefit under one of the following options, as elected by the Participant:

                           (i) Term Certain Option: Payment of his vested
                  Accrued Benefit to him in approximately equal monthly installments over a term certain not to exceed 180 months. If the term certain selected by the Participant pursuant to this
                  Section 3.3.2 would result in payments of less than $100.00 per month, payments shall be made at the rate of $100.00 per month until the Participant's vested Accrued Benefit is paid in full.

                           (ii) Lump Sum Option: Payment of his vested Accrued
                  Benefit to him in a lump sum.

         The election of the form of distribution (the "Form Election") shall be made by the Participant on a form approved by the Committee and filed with the Committee as provided in Section 3.3.2(c). If the Participant fails to elect a distribution option, his vested Accrued Benefit shall be paid to him under the Lump Sum Option. The amount of a Participant's vested Accrued Benefit for purposes of any distribution made pursuant to this Section 3.3.2 shall be determined as of the Adjustment Date such distribution is actually processed by the Committee or its designee.

                  (b) Commencement and Timing of Distribution: Except as otherwise provided in Section 3.4, no benefit payments will be made to the Participant from the Plan under this Section 3.3.2 until the Service of the Participant is terminated. Payment of his vested Accrued Benefit shall commence within one of the following periods, as elected by the Participant:

                  Option (1)        Distribution shall commence within the
                                    60-day period next following the date the Service of the Participant terminates.

                  Option (2)        Distribution shall commence within the
                                    period beginning on the first day of January of the Plan Year


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                                    which next follows the Plan Year in which
                                    the Service of the Participant terminated and ending on the last day of February of such Plan Year.

                  Option (3)        Distribution shall commence within the
                                    60-day period next following the date the Participant attains age 65.

                  Option (4)        Distribution shall commence within the
                                    period beginning on the first day of January of the Plan Year which next follows the Plan
                                    Year in which the Participant attains age 65 and ending on the last day of February of such Plan Year.

         The election of the date as of which distribution shall commence (the "Timing Election") shall be made on a form approved by the Committee and filed with the Committee as provided in Section 3.3.2(c). If the Participant fails to elect one of these options, Option (1) will be deemed to have been elected by the Participant.

                  (c) Timing of Election: The Form Election and Timing Election shall be made by the Participant on or before the Entry Date the Participant enters the Plan. The Participant's election may be revoked at any time by the Participant during the "Election Period." The Election Period begins as of the Entry Date the Participant enters the Plan and ends on the earlier to occur of (i) the date the Participant terminates Service; or (ii) the date which precedes the date payment of his benefit is to commence by twelve (12) calendar months. The Form Election and Timing Election in effect as of the close of the Election Period shall be irrevocable.

                  (d) Medium of Distribution: Distribution of a Participant's vested Accrued Benefit shall be made in cash.

                  (e) Installment Payments: If the Participant's vested Accrued Benefit is to be distributed in installments pursuant to the Term Certain Option, the amount of each monthly installment shall be calculated by dividing the value of the Deferred Compensation Account as of the payment date by the number of installment payments remaining in the installment period. The Deferred Compensation Account shall continue to be adjusted as provided in Section 3.6 until the entire balance credited to the Deferred Compensation Account has been paid.

                  3.3.3 Payment of Death Benefit: On the death of a Participant, his vested Accrued Benefit shall be paid to his Beneficiary in accordance with the following special provisions:

                  (a) Death Before Payments Begin: If the Participant dies before payment of his vested Accrued Benefit begins under Section 3.3.2, payment of his vested Accrued Benefit to his Beneficiary shall commence as soon as practicable

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         following the date of the Participant's death but in no event earlier than the sixtieth day next following the date of the Participant's death. The amount of the Participant's vested Accrued Benefit for purposes of any distribution made pursuant to this Section 3.3.3 shall be determined as of the Adjustment Date such distribution is actually processed by the Committee or its designee. The vested Accrued Benefit of the Participant shall be paid to the Beneficiary in cash under the Lump Sum Option described in Section 3.3.2(a)(ii).

                  (b) Death After Payments Begin: If the Participant dies on or after payment of his vested Accrued Benefit commences under Section 3.3.2, the remaining payments (if any) that would have been made to the Participant had he not died shall be made to the Participant's Beneficiary in the same manner as they would have been paid to the Participant had he lived.

                  3.3.4 Rules: The Committee may from time to time adopt additional policies or rules governing the manner in which distributions will be made from the Plan so that the Plan may be conveniently administered.

                  3.4      UNFORESEEABLE EMERGENCY PAYMENTS:

                  3.4.1 Conditions for Request: A Participant may, at any time prior to his termination of Service, make application to the Committee to receive a cash payment in a lump sum of all or a portion of the total amount credited to his Deferred Compensation Account by reason of an unforeseeable emergency. The amount of a payment on account of an unforeseeable emergency shall not exceed the amount required to meet the financial hardship created by the unforeseeable emergency and not otherwise reasonably available from other resources of the Participant. An unforeseeable emergency is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of a Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of whether an unforeseeable emergency exists within the scope of this Section 3.4.1 shall be made by the Committee in its sole and absolute discretion, and its decision to grant or deny a payment on account of an unforeseeable emergency shall be final. The Committee shall apply uniform and nondiscriminatory standards in making its decision.

                  3.4.2 Written Request: The Participant's request for a payment on account of an unforeseeable emergency must be made in writing to the Committee. The request must specify the nature of the financial hardship, the total amount to be paid from his Deferred Compensation Account, and the total amount of the actual expense incurred or to be incurred on account of hardship.

                  3.4.3 Processing of Request: If a payment under this Section
         3.4 is approved, such payment shall be made as soon thereafter as practicable. The processing of the request shall be completed as soon as practicable from the date on which the Committee receives the properly completed written request for a payment on account of an


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         unforeseeable emergency. If a Participant terminates Service after a request is approved in accordance with this Section 3.4 but prior to payment of the full amount approved, the approval of his request shall be automatically void and the benefits he is entitled to receive under the Plan shall be paid in accordance with the applicable payment provisions of the Plan. Only one payment because of an unforeseeable emergency shall be made within any Plan Year. A hardship withdrawal made under this Section 3.4 shall be charged to the Fixed Rate Account and the Index Fund Account with respect to the Participant's Deferred Compensation Account on a pro rata basis.

                  3.4.4 Rules: The Committee may from time to time adopt additional policies or rules governing the manner in which such payments because of an unforeseeable emergency may be made so that the Plan may be conveniently administered.

                  3.5 DEEMED INVESTMENT IN INDEX FUND: The Committee shall establish and maintain in behalf of each Participant a Deferred Compensation Account. The Committee shall also establish and maintain with respect to each Participant's Deferred Compensation Account two sub-accounts, one entitled the "Fixed Rate Account" and the other entitled the "Index Fund Account." In accordance with procedures adopted by the Committee, a Participant may elect to have all or a portion (in whole percentages of 5%) of the amount credited to his Deferred Compensation Account deemed invested in the Index Fund. An election to invest in the Index Fund shall be made by the Participant in accordance with such rules and procedures as are adopted by the Committee from time to time. Any amounts credited to the Participant's Deferred Compensation Account which are not deemed to be invested in the Index Fund shall be credited to the Fixed Rate Account and shall be credited with earnings as described in Section 3.6. Unless modified or revoked by the Participant, an election to invest in the Index Fund shall continue in effect until such time as the distribution of the Participant's vested Accrued Benefit is processed by the Committee or its designee in accordance with the provisions of Section 3.3. A Participant unilaterally may modify or revoke his election as of any Monthly Adjustment Date by providing advance notice to the Committee in accordance with such rules and procedures as are adopted by the Committee from time to time. Any amount the Participant has elected to be deemed invested

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in the Index Fund shall be converted into Index Fund Credits in the manner and as of the Adjustment Date described in Exhibit E attached hereto, as the same may be amended from time to time by the Committee. The value of any Index Fund Credits the Participant has elected to be deemed sold from his Index Fund Accounts and credited to his Fixed Rate Accounts shall be determined in the manner and as of the Adjustment Date described in Exhibit E attached hereto, as the same may be amended from time to time by the Committee. All deemed dividends, capital gains or other income distributions payable with respect to the Index Fund Credits allocated to the Participant's Index Fund Account shall be converted into Index Fund Credits in the manner and as of the Adjustment Date described in Exhibit E attached hereto, as the same may be amended from time to time by the Committee. In the event the Committee shall change the manner in which amounts are to be converted to Index Fund Credits or the manner in which Index Fund Credits are to be deemed sold, it shall communicate such change to Participants in writing in advance of the date such change is to be effective. Fractional shares shall be accounted for as such. The Index Fund Account shall be adjusted as provided in Section 3.7.

3.6 ADJUSTMENT OF FIXED RATE ACCOUNT: Except as provided in Section 3.7 with respect to the adjustment of the Index Fund Account, as of the close of business of SNC on each Adjustment Date, the Fixed Rate Account with respect to the Deferred Compensation Account of each Participant shall be adjusted in this order:



                  3.6.1 There shall be debited (i) the total amount of any payments deemed made from such Fixed Rate Account since the next preceding Adjustment Date, and (ii) the total amount deemed applied since the next preceding Adjustment Date to the deemed purchase of Index Fund Credits for the Index Fund Account of the Participant (which account functions as a sub-account of the Deferred Compensation Account).

                  3.6.2 There shall be credited the total amount of any Deferred Compensation Credits made to such account with respect to the Participant since the last preceding Adjustment Date.

                  3.6.3 There shall be credited the cash proceeds from the deemed sale of any Index Fund Credits then allocated to the Index Fund Account of the Participant.

                  3.6.4 There shall be credited an amount equal to the product of (A) and (B), where (A) is the balance credited to the Fixed Rate Account as of such Adjustment Date (after adjustment for any distributions as of such Adjustment Date but prior to adjustment for credits as of such date), and (B) is the Crediting Rate.

                  3.7 ADJUSTMENT OF INDEX FUND ACCOUNT: As of the close of business of SNC on each Adjustment Date, the number of Index Fund Credits allocated to the Index Fund Account of each Participant shall be adjusted in the following order:

                  3.7.1 There shall be debited any Index Fund Credits deemed sold from the Index Fund Account since the next preceding Adjustment Date.

                  3.7.2 There shall be credited (i) any shares of the Index Fund deemed purchased with amounts converted into Index Fund Credits, and
         (ii) any additional shares of Index Fund Credits deemed purchased as a result of any deemed dividends, capital gains or other income distributions payable since the next preceding Adjustment Date with respect to Index Fund Credits allocated to the Participant's Index Fund Account.

                  3.8 RULES: The Committee may establish any rules or regulations necessary to implement the provisions of this Section 3.

                  3.9 SPECIAL EFFECTIVE DATE: Notwithstanding any provision of the Plan to the contrary, the provisions of the Plan relating to the deemed investment in the Index Fund shall not become effective until the later of (i) April 1, 1997; or (ii) the date of approval of the Plan by the Board.

                  SECTION 4.        STOCK OPTIONS:

                  4.1 ELIGIBILITY: A Participant who is a Non-Employee SNC Director (an "Option Participant") shall be eligible to receive Options under the Stock Option Subplan. At such time as the Service of an Option Participant terminates for any reason whatsoever, then the Option

Participant (or his Beneficiary, if applicable) shall have the right to exercise any Option granted to the Option Participant for a time period ending on the expiration date of the term of the Option(s) as provided in the applicable Option Agreement. Nothing contained in the Stock Option Subplan shall be construed to limit the right of SNC to grant Options otherwise than under the Stock Option Subplan for any proper and lawful corporate purpose, including but not limited to Options granted to employee directors or Non-Employee Directors.



                  4.2      SHARES SUBJECT TO THE STOCK OPTION SUBPLAN:

                  4.2.1 Delivery of Shares: The shares of SNC Common Stock to be delivered upon exercise of Options granted under the Stock Option Subplan shall be made available, at the discretion of the Board, from the authorized, unissued and registered shares of SNC Common Stock or from open market purchases of SNC Common Stock or both. Further, the Board shall have the authority to take any action (or delegate that such action be taken) with respect to the Stock Option Subplan which may be required in connection with the listing of such shares of SNC Common Stock on the New York Stock Exchange and the registration (or determination that an exemption from registration is available) of such shares under any applicable state securities laws.

                  4.2.2 Aggregate Number of Shares Available: Subject to (i) adjustments made pursuant to provisions of Section 4.8, and (ii) shareholder approval, to the extent such approval is required for the issuance of shares of SNC Common Stock, the aggregate number of shares which may be issued upon exercise of all Options which may be granted under the Stock Option Subplan shall not exceed 900,000 shares of SNC Common Stock.

                  4.2.3 Expiration or Termination of Option: In the event that any Option granted under the Stock Option Subplan expires or terminates for any reason whatsoever without having been exercised in full, the shares subject to, but not delivered under, such Option shall become available for other Options to the same Option Participant or other Option Participants without decreasing the aggregate number of shares which may be granted under the Stock Option Subplan or shall be available for any other lawful corporate purpose.

                  4.2.4 Restrictions: All Options shall be granted on the condition that the Option Participant shall not resell any SNC Common Stock purchased by the exercise of an Option except in compliance with all applicable state and federal securities laws and regulations. Each Option Participant shall, prior to any transfer of the SNC Common Stock purchased through the exercise of an Option, advise SNC of the proposed transfer and demonstrate to the satisfaction of the Board (or its delegate) that such transfer is in compliance with such laws and regulations.

                  4.3      OPTION AGREEMENTS:

                  4.3.1 Option Agreement: Each Option granted under the Stock Option Subplan shall be evidenced by an Option Agreement (an "Option Agreement") which shall be signed (manually or by facsimile) by a duly authorized officer of SNC and by the Option Participant, and which shall contain such provisions as may be approved by the Board or the Committee.

                  4.3.2 Binding Contract: An Option Agreement shall constitute a binding contract between SNC and the Option Participant, and upon acceptance of any such Option Agreement, each party shall be bound by the terms and restrictions of the Stock Option Subplan and the Option Agreement. Any Option Agreement utilized for the purpose of granting Options to Option Participants under the Stock Option Subplan shall specify that such Options are non-qualified stock options and that they are not intended to qualify as incentive stock options within the meaning of Section 422 of the Code.

                  4.3.3 Terms of Option Agreement: The terms of an Option Agreement shall be in accordance with the Stock Option Subplan, but may include additional provisions and restrictions, provided that they are not inconsistent with the Stock Option Subplan.

                  4.4      TERMS OF THE OPTIONS:

                  4.4.1    Deferred compensation election:

                  (a) Retainer Fee: If an Option Participant has not elected to defer any portion of his Retainer Fee pursuant to Section 3.1.1, such Option Participant may elect, by executing a Deferral Election Form, to defer receipt of an amount equal to 0%, 50% or 100% of the Retainer Fee for the application of that amount toward the grant of Options. If an Option Participant has elected to defer 50% of his Retainer Fee pursuant to Section 3.1.1, such Option Participant may elect, by executing a Deferral Election Form, to defer receipt of an amount equal to 50% of the Retainer Fee for the application of that amount toward the grant of Options. If an Option Participant has elected to defer 100% of his Retainer Fee pursuant to Section 3.1.1, such Option Participant may not defer any of his Retainer Fee under this Section 4.4.1(a).


                  (b) Meeting Fees: If an Option Participant has not elected to defer any portion of his Meeting Fees pursuant to Section 3.1.1, such Option Participant may elect, by executing a Deferral Election Form, to defer receipt of an amount equal to 0%, 50% or 100% of the Meeting Fees for the application of that amount toward the grant of Options. If an Option Participant has elected to defer 50% of his Meeting Fees pursuant to Section 3.1.1, such Option Participant may elect, by executing a Deferral Election Form, to defer receipt of an amount equal to 50% of the Meeting Fees for the application of that amount toward the grant of Options. If an Option Participant has elected to defer 100% of his Meeting Fees pursuant to Section 3.1.1, such Option Participant may not defer any of his Meeting Fees under this Section 4.4.1(b). Notwithstanding the foregoing, in no event shall any Non-Employee SNC

         Director described in subparagraph (ii) of Section 2.20 be entitled to defer any of his Meeting Fees under this Section 4.4.1(b).

                  4.4.2 Form of Election: Each Participant shall make an irrevocable election in writing on a Deferral Election Form to receive Options in lieu of all or a designated percentage of his Retainer Fee or Meeting Fees, or both, on or before December 31 of the year preceding the Plan Year for which the Retainer Fee and Meeting Fees apply.

                  4.4.3 Grant of Options: On July 1 following the beginning of the Plan Year for which an election has been made pursuant to this
         Section 4.4, Options shall be granted to any Option Participant for the elected portion of his Retainer Fee for that Plan Year. On that same date, Options shall be granted to any Option Participant who has so elected, for the elected portion of the Meeting Fees actually earned by the Option Participant in the first six-month period of the applicable Plan Year. For the second six (6) months of the applicable Plan Year, Options shall be granted to Option Participants for the elected portion of the Meeting Fees for the second six months on December 31 of the applicable Plan Year. For purposes of this Section 4.4.3, the following rules shall apply in making the above calculations:

                  (a) The elected portion of the Meeting Fees earned in the first six (6) months of the Plan Year shall be defined as the fraction of the Meeting Fees that the Option Participant elected to defer, multiplied by the cash attendance fee for each Board and committee meeting, multiplied by the number of such meetings actually attended by the Option Participant in the first six (6) months of the applicable Plan Year; and

                  (b) The elected portion of the Meeting Fees earned in the second six (6) months of the Plan Year shall be defined as the fraction of the Meeting Fees that the Option Participant elected to defer, multiplied by the cash attendance fee for each Board and committee meeting, multiplied by the number of such meetings actually attended by the Option Participant in the second six (6) months of the applicable Plan Year.


                  4.4.4 Shares Subject to Options: For purposes of determining the number of shares to be the subject of Options granted in accordance with the Stock Option Subplan, the number of shares shall be equal to the elected portion of the Option Participant's Retainer Fee, the elected portion of the Meeting Fees earned in the first six (6) months of the Plan Year and the elected portion of the Meeting Fees earned in the second six (6) months of the Plan Year, divided by 25 percent of the Average Market Value of SNC Common Stock on the date of each grant.

                  4.4.5 Fractional Shares: Fractional shares of SNC Common Stock shall not be granted under the Plan, and any remaining amount of the elected Retainer Fee and Meeting

         Fees will be paid to each Option Participant in cash on the date or dates Option grants are made in accordance with the Stock Option Subplan.

                  4.5      OPTION EXERCISE PRICE AND TERM:

                  4.5.1 Exercise Price: The price at which shares of SNC Common Stock may be purchased under an Option granted pursuant to the Stock Option Subplan shall be equal to 75% of the Average Market Value of SNC Common Stock on the date of the grant.

                  4.5.2 Term of Options: Except as otherwise provided in Section 4.1, Options granted in accordance with this Stock Option Subplan may be exercised during the period commencing on a date six (6) months from the date of grant and ending on the date ten (10) years from the date of the grant.

                  4.6      EXERCISE OF OPTIONS:

                  4.6.1 Delivery of Shares: No shares shall be delivered pursuant to the exercise of any Option until the requirements of such laws and regulations as may be deemed by the Committee to be applicable to them are satisfied and until payment in full in cash or in SNC Common Stock as provided in Section 4.6.2, of the Option Price for such Options is received by SNC. No Option Participant, or legal representative or distributee of an Option Participant, shall be deemed to be a holder of any shares subject to any Option unless and until the certificate or certificates for such shares have been issued and delivered. An Option Participant's right to exercise any Option is further subject to the terms and conditions of the Option Agreement to be entered into by and between SNC and the Option Participant.

                  4.6.2 Payment of Option Price: An Option may be exercised by payment of the Option Price in full (i) in cash, (ii) by surrender or withholding of shares of SNC Common Stock having a fair market value as of the date of exercise equal to the Option Price of the SNC Common Stock to be purchased (determined in accordance with Section 4.5.1) or
         (iii) a combination of cash and SNC Common Stock; provided, however, that no payment of the Option Price by withholding of shares of SNC Common Stock shall be permitted before October 31, 1997.


                  4.6.3 Change in Control: In the event there is a Change in Control of SNC during the term of the Plan or during the term of Options granted pursuant to the Stock Option Subplan, all outstanding Options granted under the Stock Option Subplan shall become immediately exercisable in full. For the purposes herein, the term "Change in Control" shall have the meaning ascribed to the term in the form option agreement adopted by SNC for use in connection with options granted to participants under the Southern National Corporation 1995 Omnibus Stock Incentive Plan, as such term may be hereafter amended in such form agreement.

                  4.7 TRANSFERABILITY OF OPTIONS: Except as permitted by the Committee, an Option granted under the Plan may not be transferred except by will or the laws of descent and distribution; provided, however, that notwithstanding the foregoing, no Option shall be transferable (other than by will or the laws of descent and distribution) before October 31, 1997. During the Option Participant's lifetime an Option may be exercised only by such Option Participant or the Option Participant's legal representative.

                  4.8 CAPITAL ADJUSTMENTS EFFECTING STOCK: The aggregate number of shares of SNC Common Stock subject to the Stock Option Subplan and the number of shares subject to an Option shall be appropriately adjusted for any increase or decrease in the number of shares of issued SNC Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, stock split-up, stock distribution or combination of shares or the payment of a share dividend or other increase or decrease in the number of shares outstanding effected without receipt of consideration by SNC. The Option Price of any share subject to an Option shall be adjusted so that there will be no change in the aggregate purchase price payable upon exercise of any such Option. The grant of an Option pursuant to the Stock Option Subplan shall not affect in any way the right or power of SNC to make adjustments, reorganizations, reclassification, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.


                  4.9      EFFECTIVE DATE, TERM, AND APPROVAL:

                  4.9.1 Effective Date and Term of Options: The Stock Option Subplan was adopted effective December 19, 1991, amended and restated effective October 22, 1996 and further amended and restated effective January 1, 1997. No Options may be granted under the Stock Option Subplan after December 18, 2001 unless an earlier termination date is fixed by action of the Board; provided, however, that any Option granted prior thereto may be exercised in accordance with its terms.

                  4.9.2 Approval: The Stock Option Subplan and all Options granted pursuant to it are subject to all laws, approvals, requirements and regulations of any governmental authority which may be applicable to stock option plans and, notwithstanding any revisions of the Stock Option Subplan or any Option Agreement, the holder of an Option shall not be entitled to exercise his Option nor shall SNC be obligated to issue any shares to the holder if such exercise or issuance shall constitute a violation by the holder or SNC of any provisions of any such requirements, laws or regulations.


                  SECTION 5.        ADMINISTRATION BY COMMITTEE:

                  5.1 MEMBERSHIP OF COMMITTEE: The Committee consist of not less than three nor more than seven individuals who shall be appointed by the Board to serve at the pleasure of the Board. Any member of the Committee may resign, and his successor, if any, shall be appointed by the Board. The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions, except to the extent all or any of such obligations are specifically imposed on the Board.


                  5.2 COMMITTEE OFFICERS; SUBCOMMITTEE: The members of the Committee shall elect a Chairman and may elect an acting Chairman. They shall also elect a Secretary and may elect an acting Secretary, either of whom may be but need not be a member of the Committee. The Committee may appoint from its membership such subcommittees with such powers as the Committee shall determine, and may authorize one or more of its members or any agent to execute or deliver any instruments or to make any payment in behalf of the Committee. The Chairman of the Committee shall constitute the Plan Administrator and shall be agent for service of legal process on the Plan. In addition, notwithstanding any provision herein, any subcommittee established by the Committee or any Board committee or subcommittee may be granted such authority, and be comprised of such members, as is necessary to comply with the conditions imposed by Rule 16b-3, promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act").

                  5.3 COMMITTEE MEETINGS: The Committee shall hold such meetings upon such notice, at such places and at such intervals as it may from time to time determine. Notice of meetings shall not be required if notice is waived in writing by all the members of the Committee at the time in office, or if all such members are present at the meeting.


                  5.4 TRANSACTION OF BUSINESS: A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting shall be by vote of a majority of those present at any such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent thereto signed by all of the members of the Committee.

                  5.5 COMMITTEE RECORDS: The Committee shall maintain full and complete records of its deliberations and decisions. The minutes of its proceedings shall be conclusive proof of the facts of the operation of the Plan. The records of the Committee shall contain all relevant data pertaining to individual Participants and their rights under the Plan.

                  5.6 ESTABLISHMENT OF RULES: Subject to the limitations of the Plan, the Committee may from time to time establish rules or by-laws for the administration of the Plan and the transaction of its business.

                  5.7 CONFLICTS OF INTEREST: No individual member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or to any of his rights or benefits under the Plan (except that such member may sign unanimous written consent to resolutions adopted or other action taken without a meeting).

                  5.8 CORRECTION OF ERRORS: The Committee may correct errors and, so far as practicable, may adjust any benefit or credit or payment accordingly. The Committee may in its discretion waive any notice requirements in the Plan; provided, that a waiver of notice in one or more cases shall not be deemed to constitute a waiver of notice in any other case. With respect to any power or authority which the Committee has discretion to exercise under the Plan, such discretion shall be exercised in a nondiscriminatory manner.


                  5.9 AUTHORITY TO INTERPRET PLAN: Subject to the claims procedure set forth in Section 12, the Committee and the Plan Administrator shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and decide any dispute which may arise regarding the rights of Participants hereunder, including the discretionary authority to interpret the Plan and to make determinations as to eligibility for participation and benefits under the Plan. Further, subject to the terms of the Stock Option Subplan, the Committee shall have exclusive jurisdiction to establish such terms of an Option Agreement as the Committee may deem necessary or desirable. Interpretations and determinations by the Committee and the Plan Administrator shall apply uniformly to all persons similarly situated and shall be binding and conclusive on all interested persons. Such interpretations and determinations shall only be set aside if the Committee and the Plan Administrator are found to have acted arbitrarily and capriciously in interpreting and construing the provisions of the Plan.


                  5.10 THIRD PARTY ADVISORS: The Committee may engage an attorney, accountant or any other technical advisor on matters regarding the operation of the Plan and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the Plan.
                  5.11 COMPENSATION OF MEMBERS: No fee or compensation shall be paid to any member of the Committee for his service as such.

                  5.12 COMMITTEE EXPENSES: The Committee shall be entitled to reimbursement by SNC for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the Plan.

                  5.13 INDEMNIFICATION OF COMMITTEE: No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf as a member of the Committee nor for any mistake of judgment made in good faith, and SNC shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums for which are paid from SNC's own assets), each member of the Committee and each other officer, Employee, or director of SNC to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud, bad faith, willful misconduct or gross negligence.

                  SECTION 6.        FUNDING:

                  The obligation of the Company to make payments pursuant to
Section 3 shall constitute a general unsecured obligation of the Company to the Participant. Notwithstanding the foregoing, SNC shall establish and maintain a special separate fund as provided for in the document entitled "Southern National Corporation Non-Qualified Deferred Compensation Trust." The Company shall make contributions to the trust from time to time in accordance with
Section 5 thereof. Notwithstanding the foregoing, no Participant or his Beneficiary shall have any legal or equitable rights, interest or claims in any particular asset of the trust or the Company by reason of the Company's obligation under Section 3, and nothing contained herein shall create or be construed as creating any other fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the trust or the

Company pursuant to Section 3, such right shall be no greater than the right of an unsecured creditor of the Company.


                  SECTION 7.        ALLOCATION OF RESPONSIBILITIES:

                  The persons responsible for the Plan and the duties and responsibilities allocated to each, which shall be carried out in accordance with the other applicable terms and provisions of the Plan, shall be as follows:

                  7.1 BOARD:
                       (i) To amend the Plan (other than the Exhibits);

                      (ii) To appoint and remove members of the Committee;

                     (iii) To terminate the Plan; and

                      (iv) To take any actions required to comply with
                  federal and state securities laws (except to the extent that the Committee or a committee or subcommittee established pursuant to Section 5.2 is authorized to do so).

                  7.2      COMMITTEE:

                           (i) To interpret the provisions of the Plan and to
                  determine the rights of the Participants under the Plan, except to the extent otherwise provided in Section 12 relating to claims procedure;

                           (ii) To administer the Plan in accordance with its
                  terms, except to the extent powers to administer the Plan are specifically delegated to another person or persons as provided in the Plan;

                            (iii) To account for the Accrued Benefits of
                  Participants;

                            (iv) To direct the Company in the payment of
                  benefits;

                            (v) To establish the terms of the Option Agreements;
                  and

                           (vi) To the extent necessary or advisable, to amend
                  the Exhibits attached hereto.

                  7.3      PLAN ADMINISTRATOR:

                           (i) To file such reports with government agencies to
                  which reports may be required to be submitted from time to time;

                           (ii) To provide for disclosure of Plan provisions and
                  other information relating to the Plan to Participants and other interested parties; and

                           (iii) To administer the claims procedure to the
                  extent provided in Section 12.

                  SECTION 8.        BENEFITS NOT ASSIGNABLE; FACILITY OF
                                    PAYMENTS:

                  8.1 BENEFITS NOT ASSIGNABLE: Except as provided in Section 4.7, no portion of any benefit held or paid under the Plan with respect to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, nor shall any portion of such benefit be in any manner payable to any assignee, receiver or any one trustee, or be liable for his debts, contracts, liabilities, engagements or torts, or be subject to any legal process to levy upon or attach.

                  8.2 PAYMENTS TO MINORS AND OTHERS: If any individual entitled to receive a payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon the receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him. Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

                  SECTION 9.        BENEFICIARY:

                  The Participant's Beneficiary shall be the person or persons designated by the Participant on the beneficiary designation form provided by and filed with the Committee or its designee. If the Participant does not designate a Beneficiary, the Beneficiary shall be his Surviving Spouse. If the Participant does not designate a Beneficiary and has no Surviving Spouse, the Beneficiary shall be the Participant's estate. The designation of a Beneficiary may be changed or revoked only by filing a new beneficiary designation form with the Committee or its designee. If a Beneficiary (the "Primary Beneficiary") is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due him, the balance to which he is entitled shall be paid to the Contingent Beneficiary, if any, named in the Participant's current beneficiary designation form. If there is no Contingent Beneficiary, the balance shall be paid to the estate of the Primary Beneficiary. Any Beneficiary may disclaim all or any part of any benefit to which such Beneficiary shall be entitled hereunder by filing a written disclaimer with the Committee before payment of such benefit is to be made. Such a disclaimer shall be made in form satisfactory to the Committee and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the Plan in the same manner as if the Beneficiary who filed the disclaimer had died on the date of such filing.

                  SECTION 10.       AMENDMENT AND TERMINATION OF PLAN:


                  The Board may amend or terminate the Plan at any time; provided, that in no event shall such amendment or termination reduce any Participant's Accrued Benefit as of the date of such amendment or termination, nor shall any such amendment affect the terms of the Plan relating to the payment of such Accrued Benefit, nor shall any such amendment adversely affect outstanding Options or any unexercised rights thereunder or in any way impair the rights of an Option Participant with respect to his Options, without the Participant's (or Option Participant's) prior written consent to such amendment. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date specified in such resolution. Upon termination of the Plan, distribution of the Accrued Benefit of a Participant shall be made to the Participant or his Beneficiary in the manner and at the time described in Section 3 of the Plan. No additional credits of Deferred Compensation Credits shall be made to the Deferred Compensation Account of a Participant following termination of the Plan, but the Deferred Compensation Account of each Participant shall continue to be adjusted as provided in Section 3 until the balance of the Deferred Compensation Account of the Participant has been fully distributed to him or his Beneficiary. No additional Options shall be granted to an Option Participant following termination of the Plan, but in no event shall the termination of the Plan adversely affect outstanding Options or any unexercised rights hereunder or in any way impair the rights of any Option holder without his consent.


                  SECTION 11.       COMMUNICATION TO PARTICIPANTS:

                  SNC shall communicate the principal terms of the Plan to the Participants. SNC shall make a copy of the Plan available for inspection by Participants and their Beneficiaries during reasonable hours, at the principal office of SNC.

                  SECTION 12.       CLAIMS PROCEDURE:

                  The following claims procedure shall apply with respect to the
Plan:
                  12.1 FILING OF A CLAIM FOR BENEFITS: If a Participant or Beneficiary (the "Claimant") believes that he is entitled to benefits under the Plan which are not being paid or provided to him or which are not being accrued for his benefit, he shall file a written claim therefor with the Plan Administrator. In the event the Plan Administrator shall be the Claimant, all actions which are required to be taken by the Plan Administrator pursuant to this Section 12 shall be taken instead by another member of the Committee designated by the Committee.

                  12.2 NOTIFICATION TO CLAIMANT OF DECISION: Within 90 days after receipt of a claim by the Plan Administrator (or within 180 days if special circumstances require an extension of time) the Plan Administrator shall notify the Claimant of his decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the Claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based;
(iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial. If the Plan Administrator fails to notify the Claimant of the decision in timely manner, the claim shall be deemed denied as of the close of the initial 90-day period (or the close of the extension period, if applicable).

                  12.3 PROCEDURE FOR REVIEW: Within 60 days following receipt by the Claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the Claimant shall appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.

                  12.4 DECISION ON REVIEW: The decision on review of a claim denied in whole or in part by the Plan Administrator shall be made in the following manner:

                  12.4.1 Within 60 days following receipt by the Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Committee shall notify the Claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. If the decision on review is not furnished in a timely manner, the claim shall be deemed denied as of the close of the initial 60-day period (or the close of the extension period, if applicable).

                  12.4.2 With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the Claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

                  12.4.3 The decision of the Committee shall be final and conclusive.

                  12.5 ACTION BY AUTHORIZED REPRESENTATIVE OF CLAIMANT: All actions set forth in this Section 12 to be taken by the Claimant may likewise be taken by a representative of the Claimant duly authorized by him to act in his behalf on such matters. The Plan Administrator and the Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.


                  SECTION 13.       PARTIES TO THE PLAN:
                  Subject to the approval of the Board, an Affiliate may adopt this Plan and become an employer-party to this Plan by resolutions approved by its Board of Directors. The Affiliates which are employer-parties to this Plan are listed on Exhibit F attached hereto, as the same may be amended from time to time by the Committee. The following special provisions shall apply to all employer-parties to the Plan:

                  13.1 SINGLE PLAN: The Plan shall apply as a single plan with respect to all parties as if there were only one employer-party.

                  13.2 SERVICE; ALLOCATION OF COSTS: Service for purposes of the Plan shall be interchangeable among employer-parties to the Plan and shall not be deemed interrupted or terminated by the transfer at any time of a Participant from the Service of one employer-party to the Service of another employer-party.

                  13.3 COMMITTEE: The Committee which administers the Plan as applied to SNC shall also be the Committee as applied to each other employer-party to the Plan.

                  13.4 AUTHORITY TO AMEND AND TERMINATE: The Board of SNC shall have the power to amend or terminate the Plan as applied to each employer-party.

                  SECTION 14.       MISCELLANEOUS PROVISIONS:

                  14.1 NOTICES: Each Participant who is not in Service and each Beneficiary shall be responsible for furnishing the Plan Administrator with his current address for the mailing of notices, reports, and benefit payments. Any notice required or permitted to be given to such Participant or Beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Participant or Beneficiary furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

                  14.2 LOST DISTRIBUTEES: A benefit shall be deemed forfeited if the Plan Administrator is unable after a reasonable period of time to locate the Participant or Beneficiary to whom payment is due; provided, however, that such benefit shall be reinstated if a valid claim is made by or on behalf of the Participant or Beneficiary for the forfeited benefit.

                  14.3 RELIANCE ON DATA: The Company, the Committee and the
Plan Administrator shall have the right to rely on any data provided by the Participant or by any Beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant, and the Company, the Committee and the Plan Administrator shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or Beneficiary.


                  14.4 RECEIPT AND RELEASE FOR PAYMENTS: Any payment made from the Plan to or with respect to any Participant or Beneficiary, or pursuant to a disclaimer by a Beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan and the Company with respect to the Plan. The recipient of any payment from the Plan may be required by the

Committee, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Committee.

                  14.5 HEADINGS: The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

                  14.6 CONSTRUCTION: The provisions of the Plan shall be construed and enforced according to the laws of the State of North Carolina.

                  14.7 NONLIABILITY OF COMPANY: The Company does not guarantee the Participants, former Participants or Beneficiaries against loss of or depreciation in value of any right or benefit that any of them may acquire under the terms of the Plan, nor does the Company guarantee to any of them that the assets of the Company will be sufficient to provide any or all benefits payable under the Plan at any time, including any time that the Plan may be terminated or partially terminated.

                  14.8 SEVERABILITY: All provisions contained in this Plan shall be severable, and in the event that any one or more of them shall be held to be invalid by any competent court, this Plan shall be interpreted as if such invalid provisions were not contained herein.

                  14.9 MERGER AND CONSOLIDATION: The Company shall not consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust or other entities (a "Successor Entity") unless such Successor Entity shall assume the rights, obligations and liabilities of the Company under the Plan and upon such assumption, the Successor Entity shall become obligated to perform the terms and conditions of the Plan.
                                       31

                  14.10 WITHHOLDING TAXES: The Company shall satisfy all federal, state and local withholding tax requirements prior to making any benefit payment under the Plan. Whenever under the Plan payments are to be made by the Company in cash, such payments shall be net of any amounts sufficient to satisfy all federal, state and local withholding tax requirements. Whenever payments shall be made in SNC Common Stock, the Company shall have the right to require the Participant (or Beneficiary) to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements as a condition to the registration of the transfer of such SNC Common Stock on the books of SNC.

                  IN WITNESS WHEREOF, this non-qualified, deferred compensation and stock option plan is executed in behalf of SNC on the 25th day of March, 1997, to be effective as of January 1, 1997.
                               SOUTHERN NATIONAL CORPORATION


                               By: /s/ Robert E. Greene
                                  ----------------------------------
                                                          President
Attest:

/s/ Jerone C. Herring
---------------------------------
         Secretary

[Corporate Seal]

                        1997 DECLARATION OF AMENDMENT TO
                                BB&T CORPORATION
                 NON-EMPLOYED DIRECTORS' DEFERRED COMPENSATION
                             AND STOCK OPTION PLAN

         THIS DECLARATION OF AMENDMENT, made the 28th day of October, 1997, by BB&T CORPORATION (the "Company"), as sponsor of the BB&T Corporation Non-Employee Directors' Deferred Compensation and Stock Option Plan (the "Plan").

                                R E C I T A L S:

         It is deemed advisable for the Company to amend the Plan to allow an Option Participant to designate a Beneficiary to exercise any options granted to him under the Plan under his death and to make certain other changes deemed necesssary or desirable.

         NOW THEREFORE, it is declared, that effective as of the date of the Plan shall be and hereby is amended by deleting the last sentence of Section 4.7 of the Plan and substituting therefor the following:

         "Except with respect to Options transferred in accordance with the provisions of this Section 4.7, during the Option Participant's lifetime an Option may be exercised only by such Option Participant or the Option participant's legal representative. Notwithstanding the foregoing, on a beneficiary designation form provided by the Committee, an Option participant may designate a Beneficiary to exercise any Option granted to him under the Plan upon his death. The designatin of a Beneficiary in accordance with this
Section 4.7 shall not constitute a transfer."

         IN WITNESS WHEREOF, this Amendment has been executed by the Company as of the day and year first above written.
                                                      BB&T CORPORATION


                                                       By: /s/ Robert E. Greene
                                                          -------------------
                                                           President

Attest:
/s/ Jerone C. Herring
    ------------------
       Secretary

[Corporte Seal]